UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2014

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-1026454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Campus Drive Suite E490 Plymouth, Minnesota	55441
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 918-8270

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On May 29, 2014, The Mosaic Company (“Mosaic”) announced that its President and Chief Executive Officer, James T. Prokopanko, is taking an anticipated medical leave of absence for surgery to treat his cancer. Effective June 1, 2014, the Board of Directors (“Board”) of Mosaic has named Lawrence W. Stranghoener, formerly Executive Vice President and Chief Financial Officer, as Interim Chief Executive Officer; and Richard L. Mack, formerly Executive Vice President, General Counsel and Corporate Secretary, as Executive Vice President and Chief Financial Officer. Following Mr. Prokopanko’s return from his medical leave of absence, Mr. Stranghoener will become Mosaic’s Executive Vice President – Strategy and Business Development until his planned retirement effective December 31, 2014.

Mr. Stranghoener, age 60, joined Mosaic as Executive Vice President and Chief Financial Officer in October 2004. Effective as of June 1, 2014 and until Mr. Prokopanko’s return, the independent members of the Board, upon recommendation of the Compensation Committee, increased Mr. Stranghoener’s annual base salary from $675,000 to $1,125,000 and his target bonus under Mosaic’s Management Incentive Plan for 2014 has been increased from 85% of his annual base salary to 125%.

Mr. Mack, age 46, was elected as Mosaic’s Executive Vice President, General Counsel and Corporate Secretary on January 1, 2009. Prior to January 2009, Mr. Mack served as Senior Vice President, General Counsel and Corporate Secretary since Mosaic’s formation in October 2004. Effective as of June 1, 2014, the Compensation Committee of the Board increased Mr. Mack’s annual base salary from $550,000 to $600,000. His target bonus under Mosaic’s Management Incentive Plan for 2014 will remain at 80% of his annual base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: May 29, 2014	By:	/s/ Richard L. Mack
	Name:	Richard L. Mack
	Title:	Executive Vice President, General
Counsel and Corporate Secretary